Exhibit 99.1

  First Consulting Group (FCG) Announces Third Quarter 2006 Results


    -- Net Revenues of $65.2 Million and Diluted EPS of $0.23 including $0.02 from Previously Announced Sale of Cyberview Assets

    --  Cash Increases $11.3 Million to $54.2 Million


    LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 2, 2006--First
Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the third quarter ended September 29, 2006.

    Third Quarter 2006 Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the third quarter of 2006 were $65.2 million, down slightly from $65.5 million in the prior quarter, and down from $72.7 million in the third quarter of 2005. Net revenues in the third quarter of 2005 included two outsourcing engagements that were completed at the end of 2005.

    Net income was $6.1 million, or $0.23 per diluted share, for the third quarter of 2006 compared to net income of $5.2 million, or $0.20 per diluted share, for the second quarter of 2006, and a loss of $0.2 million, or $0.01 per share, for the third quarter of 2005. Included in the third quarter 2006 net income was approximately $650,000, recorded as other income, related to the sale of Cyberview software product assets as previously announced during the quarter.

    During the third quarter of 2006, FCG booked a tax provision of 7% because of the existence of net operating loss carry forwards. FCG continues to expect that its tax provision in fiscal 2006 will remain low but that its long-term tax provision will return to levels consistent with full federal and state tax rates.

    Cash Position

    Total cash and investments increased $11.3 million to $54.2 million during the third quarter of 2006. The key elements of the increase were FCG's net income in the quarter, the sale of the Cyberview software product assets, exercise of stock options during the quarter (primarily by former employees) which generated approximately $1.5 million in cash proceeds, and a reduction in receivables (net of advances) of $4.4 million.

    Larry Ferguson, FCG's chief executive officer, said, "We achieved very consistent results across all the practice areas during the quarter compared to the prior quarter. We're growing cash, sustaining meaningful and predictable earnings, and the management team is now focused on profitable revenue growth during 2007."

    Business Unit Information

    -- Health Plan revenues increased $0.7 million over the second quarter of 2006 and performance remained positive. The Company signed a large implementation contract with a health plan during the quarter which is expected to run through the second quarter of 2008. The pipeline for implementation services and business process outsourcing (BPO) currently appears solid.

    -- Life Sciences performed well during the quarter and continued its turnaround efforts that were commenced in Fall 2005. Life Sciences operating performance and indicators were positive across the board--strong revenues, improved gross margins and operating margins. This business unit currently expects growth to be driven primarily by extending product sales with existing clients.

    -- During the quarter, FCG's FirstGateways(TM) completed its work with the Innovation Valley RHIO in Knoxville, Tennessee and is positioned to move to the "build" stage if funding is approved. The Company also announced during the quarter the signing of Letters of Intent with the Health Information Exchange of New York (HIXNY) and with the Long Beach Network for Health.

    -- Software Services group continued to perform well showing solid growth and profitability. The Software Services team has begun investing in marketing beyond the traditional U.S.
        Independent Software Vendor market to new geographies.

    -- In Health Delivery, FCG indicated that its implementation of a regional sales model appears to be generating more opportunities and improved pipeline activity, particularly for clinical implementations and ITO related services. The Company is focused on four areas: helping its clients define and articulate complex IT strategies within the environment of constrained capital; planning the optimal approach and enabling implementations of complex clinical systems that realize true benefits; leading, participating and/or supporting these clinical systems; and providing full or partial IT outsourcing or BPO services.

    Outlook

    FCG expects revenue for the fourth quarter of 2006 to be in the range of $65 to $67 million with continued operating profitability. The Company expects cash to increase slightly during the fourth quarter of 2006 with DSO expected to remain stable. The Company anticipates its tax provision during the fourth quarter of 2006 will be similar to that used during previous quarters in 2006.

    FCG further indicated that its ability to grow revenues and to expand earnings in the future depends upon conversion of the Company's improved pipeline for Health Delivery Services at existing and new accounts, taking advantage of increased activity surrounding ITO and BPO services in both Health Delivery and Health Plans and successfully renewing two ITO contracts with the University of Pennsylvania Health System (UPHS) and The New York Blood Center (NYBC), where vendor of choice decisions are currently expected during the fourth quarter of 2006. The Company believes its global delivery model creates a meaningful competitive advantage in both the Health Delivery and Health Plan markets. FCG expects continued positive contributions from Life Sciences and Software Services, and believes FirstGateways represents a large potential long term opportunity for growth as current letters of intent are converted to contracts and more communities adopt interconnectivity plans.

    Third Quarter 2006 Conference Call

    FCG will hold an investor conference call to discuss third quarter 2006 results on Thursday, November 2, 2006, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Reclassification

    Due to an organizational change that the Company made which took effect at the beginning of the third quarter of 2006, the Government and Technology Services segment was split. The Government group has been combined into the Health Delivery Services segment and the remaining segment has been named Software Services. The history shown in the financial tables included with this release has been reclassified to be consistent with this change.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) FCG's anticipated financial and operating performance as set forth in this release, including expected revenues, profitability, tax rate and level of cash and investments for the fourth quarter of 2006; (ii) the Company's ability to successfully compete for renewals at two outsourcing accounts (UPHS and NYBC, where both contracts are currently set to expire March
2007); (iii) the Company's ability to maintain and increase its pipeline of business and profitability through its blended shore sourcing, management of cost of services, infrastructure costs and corporate general and administrative expenses; and (iv) the Company's ability to shield future operating earnings, if any, from taxation given the Company's current balance of net operating loss carryforwards. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new or renewed engagements, resulting in uncertainty as to whether and when FCG will enter into these engagements or whether they will be sufficient to replace any revenue from expiring contracts or be on terms favorable to FCG; (b) the competitive nature of the bidding processes at both the Company's outsourcing accounts at UPHS and NYBC, both of which are expected to involve multiple, competitive bidders; (c) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (d) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee, India, Vietnam, and Europe; (e) the ability of FCG to increase its sales effectiveness; (f) the ability of FCG to leverage general and administrative expenses and its service centers and continue to manage its cost structure effectively; (g) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management (including a new chief executive officer) and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (i) the ability of FCG to effectively manage client expectations, service levels and cost reductions on the outsourcing accounts and larger projects; and (j) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.




First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)

                                  3 Months Ended     9 Months Ended
                                 ----------------- -------------------
                                 Sept 29, Sept 30, Sept 29,  Sept 30,
                                   2006     2005      2006      2005
                                 -------- -------- --------- ---------

Revenues before reimbursements
 (net revenues)                  $65,238  $72,717  $197,450  $208,780
Reimbursements                     3,326    3,887    10,596    11,321
                                 -------- -------- --------- ---------
     Total revenues               68,564   76,604   208,046   220,101

Cost of services before
 reimbursable expenses            47,044   56,073   142,723   160,398
Reimbursable expenses              3,326    3,887    10,596    11,321
                                 -------- -------- --------- ---------
     Total cost of services       50,370   59,960   153,319   171,719

                                 -------- -------- --------- ---------
     Gross profit                 18,194   16,644    54,727    48,382

Selling expenses                   4,016    7,621    12,438    21,473
General and administrative
 expenses                          8,930    9,459    27,379    30,069
                                 -------- -------- --------- ---------
     Operating income (loss)       5,248     (436)   14,910    (3,160)
Interest income, net                 646      234     1,409       674
Other income (expense), net          653      (18)      640       (51)
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations
      before income taxes          6,547     (220)   16,959    (2,537)
Income tax provision                 458       20     1,187     5,381
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations        6,089     (240)   15,772    (7,918)
Loss on discontinued operations,
 net of tax benefit                    -        -         -      (537)
                                 -------- -------- --------- ---------
     Net income (loss)            $6,089    $(240)  $15,772   $(8,455)
                                 ======== ======== ========= =========

Basic EPS:
     Income (loss) from
      continuing operations, net
      of tax                       $0.24   $(0.01)    $0.63    $(0.33)
     Loss on discontinued
      operations, net of tax           -        -         -     (0.02)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.24   $(0.01)    $0.63    $(0.35)
                                 ======== ======== ========= =========

Diluted EPS:
     Income (loss) from
      continuing operations, net
      of tax                       $0.23   $(0.01)    $0.62    $(0.33)
     Loss on discontinued
      operations, net of tax           -        -         -     (0.02)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.23   $(0.01)    $0.62    $(0.35)
                                 ======== ======== ========= =========

Basic weighted avg. shares        25,472   24,468    25,074    24,429
Diluted weighted avg. shares      26,229   24,468    25,643    24,429



First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

                                                     Sept 30, Dec 30,
                                                      2006     2005
                                                     -------- --------

Cash, cash equivalents, and investments              $54,205  $35,106
Accounts receivable, net                              17,828   20,993
Unbilled receivables                                  15,272   12,352
Current assets                                        90,749   71,983
Total assets                                         140,578  121,632
Current liabilities                                   30,216   32,714
Long-term debt                                             -        -
Total stockholders' equity                           100,573   78,746



Selected Business Metrics

                                         Q3    Q2    Q1    Q4    Q3
                                         2006  2006  2006  2005  2005
                                        ------------------------------

Revenues before reimbursements (net
 revenues) ($ in millions)               65.2  65.5  66.7  69.7  72.7
Out-of-pocket reimbursements ($ in
 millions)                                3.3   3.5   3.8   3.4   3.9
  Total revenues ($ in millions)         68.5  69.0  70.5  73.1  76.6
Gross margin %                           27.9  28.1  27.1  20.0  22.9
Selling expense %                         6.2   6.2   6.6   9.3  10.5
General and admin expense %              13.7  14.2  13.8  17.2  13.0
Operating income (loss) %                 8.0   7.8   6.8  (6.5) (0.6)
Utilization %                            78.7  80.3  80.3  76.4  79.0
Total associates                        2,612 2,391 2,394 2,681 2,719
Billable associates                     1,553 1,345 1,342 1,342 1,329
Outsourcing associates                    733   727   746 1,032 1,063
Days sales outstanding                     34    39    39    34    36



Delivery Units Selected Financial Metrics

Health Delivery Services                      Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005
Revenues before reimbursements (net revenues)
($ in millions)                              14.2 15.0 16.5 16.5 16.9
Out-of-pocket reimbursable expenses ($ in
millions)                                     2.0  2.2  2.5  2.4  2.5
Total revenues ($ in millions)               16.2 17.2 19.0 18.9 19.4
Gross margin %                               41.4 38.2 38.6 29.9 34.7
Utilization %                                78.9 75.6 80.2 75.8 75.6
Billable associates                           196  199  205  230  238
Total associates                              215  219  225  263  269


Health Delivery Outsourcing                   Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005
Revenues before reimbursements (net revenues)
($ in millions)                              26.9 26.8 27.4 35.0 35.3
Out-of-pocket reimbursable expenses ($ in
millions)                                       -    -    -    -  0.2
Total revenues ($ in millions)               26.9 26.8 27.4 35.0 35.5
Gross margin %                               13.3 14.0 12.3 11.0 10.7
Total associates                              634  631  646  903  933


Health Plan                                   Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005
Revenues before reimbursements (net revenues)
($ in millions)                               8.1  7.4  6.8  5.0  4.9
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.9  0.9  0.9  0.6  0.7
Total revenues ($ in millions)                9.0  8.3  7.7  5.6  5.6
Gross margin %                               24.6 28.4 33.3 30.4 31.2
Utilization %                                91.2 87.1 91.3 81.1 85.0
Billable associates                            76   60   61   50   43
Total associates                              100   85   86   75   66


Life Sciences                                 Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005
Revenues before reimbursements (net revenues)
($ in millions)                               8.2  8.3  7.7  5.4  7.3
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.1  0.2  0.2  0.2  0.3
Total revenues ($ in millions)                8.3  8.5  7.9  5.6  7.6
Gross margin %                               49.4 45.5 38.8 23.1 41.6
Utilization %                                69.2 70.0 68.2 69.7 75.9
Billable associates                            95  103  109  113  116
Total associates                              120  123  130  135  142


Software Services                             Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005
Revenues before reimbursements (net revenues)
($ in millions)                               7.2  6.8  6.6  6.2  6.2
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.1  0.1  0.1  0.1  0.1
Total revenues ($ in millions)                7.3  6.9  6.7  6.3  6.3
Gross margin %                               36.1 41.4 38.0 39.1 40.8
Utilization %                                83.4 85.5 85.5 83.3 86.9
Billable associates                           570  500  463  445  425
Total associates                              617  550  508  489  470


Shared Services Centers                       Q3   Q2   Q1   Q4   Q3
                                              2006 2006 2006 2005 2005

Utilization %                                74.4 78.5 76.8 70.9 73.5
Billable associates                           608  470  487  477  476
Outsourcing associates                         81   78   81  111  115
Total associates                              778  630  645  664  675



    CONTACT: First Consulting Group
             Larry Ferguson, 562.624.5220
             Thomas Reep, 562.624.5250